Exhibit 99.1

News Release

U.S. Bancorp Announces Debt/Equity Conversion With

Mitsubishi UFJ Financial Group, Inc. (MUFG)

MINNEAPOLIS (August 2, 2023) — U.S. Bancorp (NYSE:USB) announced plans to issue 24 million shares of U.S. Bancorp common stock to an affiliate of Mitsubishi UFJ Financial Group, Inc. (MUFG) for an aggregate purchase price of $936 million. The proceeds will be used by U.S. Bancorp to satisfy a portion of its previously announced repayment obligation to MUFG (as described below). The debt/equity conversion is expected to close on August 3, 2023, and will be accretive to U.S. Bancorp’s capital levels, increasing its CET1 ratio by approximately 20 basis points.

As previously announced, on December 1, 2022, U.S. Bancorp completed the acquisition of MUFG Union Bank N.A.’s core regional banking franchise. U.S. Bancorp received $3.5 billion in additional cash held by MUFG Union Bank, N.A., which, under the terms of the purchase agreement, U.S. Bancorp is required to repay on or prior to the fifth anniversary date of the acquisition, with a reasonable best-efforts obligation to repay up to $1 billion within a reasonable time after conversion. The proceeds of the stock issuance will satisfy the payment requirement made in connection with the conversion, with the remaining obligation due in cash by the previously agreed upon deadline of December 1, 2027.

The issuance of the 24 million shares and debt repayment is additive to the company’s capital building initiatives discussed in its second quarter earnings press release of July 19, 2023. The transaction will also strengthen U.S. Bancorp’s strategic relationship with MUFG.

###

About U.S. Bank

U.S. Bancorp, with approximately 77,000 employees and $681 billion in assets as of June 30, 2023, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. Union bank, consisting primarily of retail banking branches on the West Coast, joined U.S. Bancorp in 2022. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2023 World’s Most Ethical Companies and Fortune’s most admired superregional bank. To learn more, please visit usbank.com and click on “About Us.”

Investor contact: George Andersen, U.S. Bancorp Investor Relations

george.andersen@usbank.com, 612.303.3620

Media contact: Jeff Shelman, U.S. Bancorp Public Affairs and Communications

Jeffrey.shelman@usbank.com, 612.303.9933